UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2006

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-21898	46-0408024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, California		91101
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2006, Arrowhead Research Corporation (the “Company”) executed a Series A Preferred Stock Purchase Agreement (“Agreement”) with its majority owned subsidiary, Calando Pharmaceuticals Inc. (“Calando”), a Delaware corporation. Calando is a nanobiotechnology company focused on developing and commercializing exclusively licensed proprietary technologies for the therapeutic use of RNA interference, or “RNAi.”

The Company purchased 5,000,000 shares of Calando’s Series A Preferred Stock for an initial investment of $3,000,000. In addition, the Company entered into an agreement to provide up to $7,000,000 of additional capital to Calando subject to the achievement of certain milestones. In the event the Company fails to make a required capital contribution as set forth in such agreement, the Company’s Series A Preferred Stock will be adjusted resulting in a reduction of its percentage ownership of Calando. The terms and provisions for the payment of the $7,000,000 of additional capital are included in an Agreement to Provide Additional Capital, also executed on March 31, 2006.

In connection with the Company’s purchase of Series A Preferred Stock from Calando, the Company also entered into Common Stock Transfer Agreements with Mark Davis, John Petrovich and other minority common stockholders of Calando, pursuant to which the Company acquired 984,000 outstanding shares of Common Stock of Calando at a purchase price of $2.00 per share, or $1,968,000 in the aggregate. The purchase price for the Calando Common Stock was payable in a combination of $890,668 and the issuance of 208,382 shares of common stock of the Company. Dr. Davis is a member of Calando’s board of directors, a director and Chief Scientific Officer of Insert Therapeutics, a majority owned subsidiary of the Company and a member of the Company’s Scientific Advisory Board. Mr. Petrovich is the President and Chief Executive Officer of Calando and the President of Insert.

As a result of the transactions described above, the Company currently holds approximately 83.17% of the outstanding capital stock of Calando, which is subject to adjustment if the Company fails to make a required contribution pursuant to the Agreement to Provide Additional Capital. In addition, two founders of Calando, Mark Davis and John Petrovich have warrants outstanding totaling 2,700,000 shares which, if exercised, will reduce the Company’s holdings approximately to 68.3%. Calando has currently outstanding options and has reserved an option pool for the purpose of granting options or shares in the future to employees, directors, consultants or other service providers. However, even if all options are issued and exercised and the founders’ warrants are exercised, the Company will hold a majority of the outstanding shares of Calando.

The foregoing is a general description only and is subject to the detailed terms and conditions, and is qualified in its entirety by reference, to the Series A Preferred Stock Purchase Agreement, attached as Exhibit 10.1, the Agreement to Provide Additional Capital, attached as Exhibit 10.2, and the Common Stock Transfer Agreement attached as Exhibit 10.3. A copy of the press release announcing the additional funding for Calando is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above is incorporated herein by this reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

10.1	Series A Preferred Stock Purchase Agreement by and between the Company and Calando.

10.2	Agreement to Provide Additional Capital by and between the Company and Calando.

10.3	Common Stock Transfer Agreement by and among the Company, Calando, Mark Davis, John Petrovich and John Rossi.

99.1	Press Release, announcing the additional funding for Calando.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARROWHEAD RESEARCH CORPORATION
(Registrant)

Dated: April 6, 2006	/s/ JOSEPH T. KINGSLEY
Joseph T. Kingsley
Chief Financial Officer